												Exhibit 12.2
												7/30/2009
MISSISSIPPI POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2008 and the year to date June 30, 2009
												Six
												Months
												Ended
	Year ended December 31,											June 30,
		2004		2005		2006		2007		2008		2009
	--------------------------------------------------Thousands of Dollars--------------------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$131,299		$121,915		$131,840		$137,594		$136,042		$64,861
Interest expense, net of amounts capitalized		13,724		13,828		18,639		18,158		17,978		11,016
Distributions on mandatorily redeemable preferred securities		630		0		0		0		0		0
AFUDC - Debt funds		0		0		0		12		229		117
Earnings as defined		$145,653		$135,743		$150,479		$155,764		$154,249		$75,994

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$9,067		$10,490		$11,808		$12,441		$15,467		$9,846
Interest on affiliated loans		2,218		3,284		3,882		4,095		730		32
Interest on interim obligations		0		437		1,425		0		0		0
Amort of debt disc, premium and expense, net		1,080		1,111		1,060		1,055		1,204		691
Other interest charges		1,359		(1,494)		464		579		806		564
Distributions on mandatorily redeemable preferred securities		630		0		0		0		0		0
Fixed charges as defined		14,354		13,828		18,639		18,170		18,207		11,133
Tax deductible preferred dividends		204		192		192		192		192		96
		14,558		14,020		18,831		18,362		18,399		11,229
Non-tax deductible preferred dividends		3,628		1,541		1,541		1,541		1,541		770
Ratio of net income before taxes to net income	x	1.628	x	1.614	x	1.574	x	1.604	x	1.551	x	1.591
Preferred dividend requirements before income taxes		5,906		2,487		2,426		2,472		2,390		1,225
Fixed charges plus preferred dividend requirements		$20,464		$16,507		$21,257		$20,834		$20,789		$12,454

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		7.12		8.22		7.08		7.48		7.42		6.10